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                                                                      EXHIBIT 12

              [BALLARD SPAHR ANDREWS & INDERSOLL, LLP LETTERHEAD]



                                                             September 23, 2002


AIM Investment Funds                                     AIM Funds Group
11 Greenway Plaza                                        11 Greenway Plaza
Suite 100                                                Suite 100
Houston, TX  77046-1173                                  Houston, TX  77046-1173


                  RE: FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION OF AIM GLOBAL INFRASTRUCTURE FUND

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property and assets of AIM Global Infrastructure Fund ("Infrastructure Fund"), an investment portfolio of AIM Investment Funds ("AIF"), a Delaware business trust, to AIM Global Utilities Fund ("Utilities Fund"), an investment portfolio of AIM Funds Group ("AFG"), a Delaware business trust, in exchange solely for shares of beneficial interest of Utilities Fund ("Utilities Fund Shares") issued by AFG directly to Infrastructure Fund Shareholders, and Utilities Fund's assumption of Infrastructure Fund's liabilities, and the termination of Infrastructure Fund as a designated series of shares of AIF, all pursuant to the Agreement and Plan of Reorganization dated as of May 15, 2002 between AIF, AFG and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

                  For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AFG on May 17, 2002 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.


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AIM Investment Funds
AIM Funds Group
September 23, 2002
Page 2


                  In rendering this opinion, we are relying upon the representations, warranties and covenants made by AIF and AFG in the Agreement as well as on letters of representation of even date that we have received from the officers of AIF and AFG, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made to the best of knowledge, "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

                  Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                  1. The transfer of the assets of Infrastructure Fund to Utilities Fund in exchange for Utilities Fund Shares distributed directly to Infrastructure Fund Shareholders, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Infrastructure Fund and Utilities Fund will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Infrastructure Fund on the transfer of its assets to Utilities Fund solely in exchange for Utilities Fund Class A Shares, Utilities Fund Class B Shares and Utilities Fund Class C Shares or on the distribution of Utilities Fund Class A Shares, Utilities Fund Class B Shares and Utilities Fund Class C Shares to Infrastructure Fund Shareholders.

                  3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Utilities Fund upon the receipt of assets of Infrastructure Fund in exchange for Utilities Fund Class A Shares, Utilities Fund Class B Shares and Utilities Fund Class C Shares issued directly to Infrastructure Fund Shareholders.

                  4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Infrastructure Fund Shareholders on the receipt of Utilities Fund Class A Shares, Utilities Fund Class B Shares and Utilities Fund Class C Shares in exchange, respectively, for Infrastructure Fund Class A Shares, Infrastructure Fund Class B Shares and Infrastructure Fund Class C Shares.

                  5. In accordance with Section 362(b) of the Code, the basis to Utilities Fund of the assets of Infrastructure Fund will be the same as the basis of such assets in the hands of Infrastructure Fund immediately prior to the Reorganization.

                  6. In accordance with Section 358(a) of the Code, an Infrastructure Fund Shareholder's basis for Utilities Fund Class A Shares, Utilities Fund Class B Shares or Utilities Fund Class C Shares received by the Infrastructure Fund Shareholder will be the same as his or her



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AIM Investment Funds
AIM Funds Group
September 23, 2002
Page 3

basis, respectively, for the Infrastructure Fund Class A Shares, Infrastructure Fund Class B Shares and Infrastructure Fund Class C Shares exchanged therefor.

                  7. In accordance with Section 1223(1) of the Code, an Infrastructure Fund Shareholder's holding period for Utilities Fund Class A Shares, Utilities Fund Class B Shares or Utilities Fund Class C Shares will be determined by including Infrastructure Fund Shareholder's holding period, respectively, for the Infrastructure Fund Class A Shares, Infrastructure Fund Class B Shares and Infrastructure Fund Class C Shares exchanged therefor, provided that the Infrastructure Fund Shareholder held such Infrastructure Fund Shares as a capital asset.

                  8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Infrastructure Fund transferred to Utilities Fund in the Reorganization will include the holding period for such assets in the hands of Infrastructure Fund.

                  We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Infrastructure Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Infrastructure Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

                  If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

                  Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.



                                     Sincerely,


                                     /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP